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                                                                     EXHIBIT 5.1

Alcan Inc.

1188 Sherbrooke Street West   Mailing Address:    Tel:   (514) 848-8000    LOGO
Montreal, Quebec  H3A 3G2     P.O. Box 6090       Fax:   (514) 848-8115
Canada                        Montreal, Quebec    Telex: 05-25236
                              H3C 3A7 Canada      Cable: Alcan

25 February 2002

Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D.C. 20549

               DIVIDEND REINVESTMENT PLAN AND SHARE PURCHASE PLAN
                         FOR SHAREHOLDERS OF ALCAN INC.
             REGISTRATION ON FORM S-3 (THE "REGISTRATION STATEMENT")

Ladies and Gentlemen:

I have acted as counsel for Alcan Inc., a Canadian corporation (the "Company"), in connection with the proposed offering and sale of up to 5,000,000 of the Company's common shares, no par value (the "Shares") including the associated rights (the "Rights") to the Shareholder Rights Plan (as set out in the Shareholder Rights Agreement made as of 14 December 1989, between the Company and CIBC Mellon Trust, as amended), no par value, pursuant to the Dividend Reinvestment Plan and Share Purchase Plan for shareholders of Alcan Inc. (the "Plans").

In reaching the conclusions expressed in this opinion, I have examined such certificates of public officials and of corporate officers and directors and such other documents and matters as I have deemed necessary or appropriate, relied upon the accuracy of facts and information set forth in all such documents, and assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies, and the authenticity of the originals from which all such copies were made.

Based on the foregoing, I am of the opinion that the Shares and the related Rights to be sold have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to matters involving the laws of Canada, and I do not express any opinion as to the laws of any other jurisdiction. I consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to me in the Registration Statement and the Prospectus constituting a part hereof under the caption "Legal Matters." In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,



Roy Millington
Corporate Secretary
RM:HC